Exhibit 99.1

MASTECH HOLDINGS, INC. ANNOUNCES CEO RESIGNATION

Pittsburgh, PA – April 28, 2009 – Mastech Holdings, Inc. (NYSE Amex:MHH) (the “Company”), a national provider of Information Technology staffing services, today announced that Steven J. Shangold has resigned as President and Chief Executive Officer and as a director. Sunil Wadhwani, co-founder of Mastech and Co-Chairman of the Company’s Board of Directors, will serve as the Company’s interim Chief Executive Officer until a permanent replacement is found.

“On behalf of the Board of Directors, we want to thank Steve for his hard work and dedication to Mastech over the past seventeen years,” co-founders Sunil Wadhwani and Ashok Trivedi said. “He made many important and valuable contributions to the Company during his tenure, and was a key player for us over a long period of time. Further, Steve successfully guided the Company through its transition to an independent public company following its spin-off from iGATE. We wish him the very best in his future endeavors.”

Mr. Shangold commented, “I have been privileged to work with the dedicated and skilled professionals of Mastech and I am proud of what we have accomplished together. I believe the Company is positioned for a long and successful future.”

The Board of Directors has begun a search for a permanent replacement, and expects to complete the search within 90-days.

About Mastech Holdings, Inc.: Leveraging the power of 20 years of IT experience, Mastech (NYSE: MHH) provides Information Technology services in the disciplines which drive today’s business operations. Clients turn to Mastech for comprehensive IT services including: IT Consulting; OneSource(tm) Co-Managed projects; and supplemental IT resources. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, segment performance, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash.